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FOR IMMEDIATE RELEASE
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CONTACT:
PATHFINDER BANK                             CAYUGA BANK
Thomas W. Schneider                         Leslie G. Garrity
President & CEO                             AVP-PR & Corporate
(315) 343-0057                              Communications
                                            (716) 625-7528

            PATHFINDER BANK TO PURCHASE CAYUGA BANK'S LACONA LOCATION
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Oswego, New York, May 14, 2002--Pathfinder Bank and Cayuga Bank jointly announced today that Pathfinder Bank has signed an agreement with Cayuga Bank to acquire its Lacona location. The transaction, subject to regulatory approval, is scheduled to close in the third quarter 2002. The Cayuga Bank branch, which is located within Pathfinder Bank's market area will be merged into Pathfinder's branch network. By agreement of both parties, financial terms were not disclosed.

"Pathfinder Bank is committed to being the premier provider of financial services in Oswego County," said Thomas W. Schneider the bank's President and CEO. "Acquiring Cayuga's Lacona branch will allow us to further establish ourselves in this market as a community bank uniquely positioned to provide value added services."

The transaction includes approximately $27.3 million in deposits and loans as well as the facility and equipment. Pathfinder Bank, Oswego County's second largest depository, intends to maintain the Lacona location as a branch and will retain the eight staff members currently employed there.

"We are looking forward to fostering relationships with individuals and businesses within the Northern Oswego County community," Schneider said. "We want to be their financial provider of choice and have every reason to believe that we will be successful."

Customers of Cayuga Bank's Lacona branch can expect minimal changes as a result of this transaction. We will do our best to ensure a smooth transition, Schneider said.

Pathfinder Bank, a New York chartered savings bank, is headquartered in the City of Oswego. At the close of this transaction, it will have six branch locations and 12 ATMs. Pathfinder Bank is a subsidiary of Pathfinder Bancorp, Inc. (Nasdaq: PBHC), a mid-tier holding company with assets of $249.7 million.

Cayuga Bank, a wholly owned subsidiary of First Niagara Financial Group, Inc. (Nasdaq: FNFG), has 11 branches and ATMs located in Cayuga and Oneida counties. FNFG, a $2.9 billion community bank holding company, is also the parent of Cortland Savings Bank and First Niagara Bank.